Exhibit 10.32

AGREEMENT

    This Agreement (the "Agreement" is entered into by and between Edwards Lifesciences Corporation (together with its subsidiaries and affiliates, "Edwards") and Richard L. Miller, Corporate Vice President, North America, of Edwards.

    WHEREAS, Mr. Miller has acquired extensive knowledge of, and experience in, Edwards' businesses during his employment at Edwards; and

    WHEREAS, Mr. Miller and Edwards desire to continue their employment relationship until December 31, 2001, when Mr. Miller desires to retire from Edwards;

    NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Mr. Miller and Edwards agree as follows:

    1.  Employment Period. Mr. Miller's status as an officer of Edwards and his current duties with Edwards will terminate on July 27, 2001. Edwards will continue to employ Mr. Miller at his current annual salary until December 31, 2001, on which date Mr. Miller will retire from employment with Edwards. Until December 31, 2001, Mr. Miller will make himself available to Edwards as a consultant at reasonable times and as reasonably requested.

    2.  Employee Benefits. Edwards will maintain all of Mr. Miller's current Edwards employee benefits (other than those benefits available exclusively to officers, but including a car allowance) until December 31, 2001, when such benefits will cease in accordance with the terms of the respective Edwards benefit plans. Thereafter, Mr. Miller may continue his medical coverage on the same terms and conditions as any other retired employee entitled to elect COBRA continuation coverage under the Edwards Medical Plan, and may continue any other insurance coverage under an individual conversion option available under the applicable Edwards plan.

    3.  Bonus. Mr. Miller's bonus for 2001 will be paid at the time designated in the Edwards 2001 Incentive Compensation Plan on the following terms: if North America achieves its Standard Gross Profit target as defined in the 2001 North America Operating Plan, he will receive 100% of his target bonus, or $121,000; if North America does not achieve the Standard Gross Profit target, he will receive 7/12 of 100% of his target bonus, or $70,585.

    4.  Founders and Transition Options. It is agreed that, by their terms, 1) the Founders Options granted to Mr. Miller on April 3, 2000, and 2) the Transition Options granted to Mr. Miller on April 3, 2001, both under the Edwards Long-Term Stock Incentive Compensation Program, will expire on December 31, 2001.

    5.  Change in Control Severance Agreement. It is agreed that Mr. Miller's retirement is voluntary and that no payments will be triggered under Mr. Miller's Change of Control Severance Agreement.

    6.  Vacation. Mr. Miller will continue to accrue vacation, uncapped, throughout 2001. During the first pay period of 2002, Edwards will pay Mr. Miller a lump sum amount for all unused and accrued vacation.

    7.  Stock Trading Blackouts. Mr. Miller will be subject to Edwards' regularly scheduled stock trading blackouts until January 31, 2002.

    8.  Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail.

    9.  Waiver. Any future waiver by either party of a breach by the other of any provision of this Agreement, or any failure by either party to enforce any such provision, shall not operate or be construed as a waiver of any subsequent breach of any such provision or of the right to enforce any such provision with respect to the other party. No act or omission by either party shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Mr. Miller or, in the case of Edwards, by an officer of Edwards.

    10. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws rules.

    11. Approval. This Agreement is subject to the approval of the Compensation and Planning Committee of the Edwards Board of Directors.

EDWARDS LIFESCIENCES CORPORATION	RICHARD L. MILLER
/s/Robert C. Reindl Robert C. Reindl Corporate Vice President Human Resources	/s/ Richard L. Miller
Dated: May 3, 2001	Dated: May 3, 2001